Exhibit 99.1

CONTACTS:	Metro One Telecommunications, Inc.
Gary Henry, Chief Executive Officer
(503) 643-9500

Financial Dynamics
Brendan Lahiff (Investors)
(415) 439-4504

METRO ONE ANNOUNCES PROPOSED $10 MILLION CONVERTIBLE
PREFERRED STOCK AND WARRANT PRIVATE PLACEMENT

PORTLAND, Oregon — May 16, 2007 — Metro One Telecommunications, Inc. (Nasdaq: INFO) announced today that it had reached an agreement in principle with two of its largest shareholders, Columbia Ventures Corporation and Everest Special Situations Fund L.P., for the issuance of up to $10 million of a new series of convertible preferred stock, together with warrants to purchase convertible preferred stock, in a private placement transaction.  The transaction is subject to completion of definitive documents and any necessary board and shareholder approvals.  The net proceeds are to be used for general corporate purposes.

It is intended that the issuance of approximately $2.2 million of convertible preferred stock with warrants in the first of a two-step closing will occur later this month, with the issuance of the balance of approximately $7.8 million of convertible preferred stock with warrants, subject to shareholder approval, occurring within the next three months.

The convertible preferred stock and warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction and may not be offered or sold in the United States or to or for the benefit of U.S. persons unless so registered except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable securities laws in other jurisdictions.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the convertible preferred stock and warrants, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is unlawful.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Metro One Telecommunications

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other information services.  The Company operates call centers located in the United States.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.